CONTACTS Media: Mary Kay Dodero T +1 734.386.6253 Mary.Kay.Dodero@adient.com Investors: Linda Conrad +1 734.209.0068 Linda.Conrad@adient.com Peter Carlin steps down from Adient board of directors, joins company as CFO on Nov. 16, 2026 PLYMOUTH, Mich., Sept. 18, 2026 – Adient (NYSE: ADNT), a global leader in automotive seating, today announced that on Oct. 1, 2026, Peter Carlin will be stepping down from Adient’s board of directors and joining the company initially as vice president, finance. He will then be appointed executive vice president and chief financial officer of Adient, effective Nov. 16, 2026. Carlin’s appointment follows Mark Oswald's departure from Adient as its executive vice president and chief financial officer, also effective Nov. 16, 2026. “Peter has served on our Board since 2018, providing valuable insights and counsel to the management team and his colleagues on the board,” said Frederick A. Henderson, chair of the board of Adient. “On behalf of the leadership team and board, we thank Peter for his significant contributions to Adient to date and look forward to continuing to work with him in his new executive officer role.” “I want to thank and recognize both Peter and Mark for their contributions to Adient over the years. Their efforts with the board and leadership team have helped to steward the company’s legacy of strong customer relationships and operational excellence. I look forward to welcoming Peter to our management team as we build on the company’s positive momentum and continue to drive the business forward," said Jerome Dorlack, Adient’s president and chief executive officer. Adient’s board has taken action to reduce the size of the board to seven directors, effective as of Carlin’s resignation on Oct. 1, 2026. About Adient: Adient (NYSE: ADNT) is a global leader in automotive seating. With more than 65,000 employees in 29 countries, Adient operates ~200 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. We take our products from research and design to engineering and manufacturing — and into millions of vehicles every year. For more information, please visit www.adient.com. # # #